www.genpt.com

News Release

February 14, 2022

FOR IMMEDIATE RELEASE

Genuine Parts Company Announces
66th Consecutive Year of Increased Dividends

2022 Dividend Increases 10%

ATLANTA– Genuine Parts Company (NYSE: GPC) announced today a 10% increase in the regular quarterly cash dividend for 2022. The Board of Directors of the Company, at its February 14, 2022 Board meeting, increased the cash dividend payable to an annual rate of $3.58 per share compared with the previous dividend of $3.26 per share. The quarterly cash dividend of eighty-nine and one-half cents ($0.895) per share is payable April 1, 2022 to shareholders of record March 4, 2022. GPC has paid a cash dividend every year since going public in 1948, and 2022 marks the 66th consecutive year of increased dividends paid to shareholders.

About Genuine Parts Company
Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the Company serves its global customers from an extensive network of more than 10,000 locations in 15 countries. Genuine Parts Company had 2020 revenues of $16.5 billion. Further information is available at www.genpt.com.

Investor contact:	Media contact:
Sid Jones 678.934.5628	Heather Ross 678.934.5220
Senior Vice President, Investor Relations	Senior Director, Strategic Communications

Source: Genuine Parts Company